CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2005 relating to the financial statements and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of FX Energy, Inc., which appears in FX Energy, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2004.


/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah
September 13, 2005